Exhibit 5.2

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000

December 13, 2024

Cartesian Therapeutics, Inc.
7495 New Horizon Way
Frederick, Maryland 21703

Ladies and Gentlemen:

We have acted as counsel to Cartesian Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, $0.0001 par value per share, having an aggregate offering price of up to $100,000,000 (the “Shares”), pursuant to the Sales Agreement, dated December 13, 2024, between the Company and Leerink Partners LLC, as sales agent (the “Sales Agreement”). The offer and sale of the Shares are being registered under the Securities Act pursuant to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement, as amended as of the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed the Sales Agreement, the Registration Statement, and the prospectus included therein, with respect to the offer and sale of the Shares. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Sales Agreement and upon receipt by the Company of full payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

COVINGTON
Cartesian Therapeutics, Inc.
December 13, 2024

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP